Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner, (269) 961-3799

Kellogg Company Reports First Quarter 2022 Results, Affirms Full-Year Earnings Outlook
BATTLE CREEK, Mich. - May 5, 2022 - Kellogg Company (NYSE: K) today announced first quarter 2022 results and affirmed its full-year earnings guidance.
Highlights:

•Sustained net sales growth, led by snacks, international momentum, and positive price/mix.

•Mitigated the profit impacts of high cost inflation, economy-wide bottlenecks and shortages, and the residual impact of last year's fire and strike through productivity, revenue growth management, and discipline on investment.

•Restoring North America cereal inventory faster than anticipated from last year's fire and strike.

•Raising full-year guidance for organic-basis net sales growth, reflecting momentum and revenue growth management actions.

•Affirming guidance for operating profit, earnings per share, and cash flow, as the improved sales outlook offsets incremental pressures from accelerated cost inflation and business disruption, including impacts related to the war in Ukraine.

    "We are pleased to report another quarter of solid results, getting off to a better start to the year than we had expected," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "The strength of our portfolio is evident, as we more than offset the sales and cost impact of supply recovery in North America cereal with sustained momentum in snacks growth around the world. Our ability to execute with agility was also on display, as we navigated through a challenging supply environment and delivered productivity and price realization amidst decades-high cost inflation."

Mr. Cahillane added, "Our strong start to the year, coupled with good sales momentum, allow us to affirm earnings guidance even as the outlook has worsened for cost inflation and incremental business disruptions, including impacts related to the war in Ukraine. This is a testament to our strategy, our portfolio, and our people."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended
(millions, except per share data)	April 2, 2022	April 3, 2021	% Change
Reported Net Sales	$3,672	$3,584	2.4%
Organic Net Sales *	$3,733	$3,584	4.2%

Reported Operating Profit	$517	$472	9.5%
Adjusted Operating Profit *	$476	$497	(4.3)%
Currency-Neutral Adjusted Operating Profit *	$485	$497	(2.4)%

Reported Diluted Earnings Per Share	$1.23	$1.07	15.0%
Adjusted Diluted Earnings Per Share *	$1.10	$1.11	(0.9)%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.12	$1.11	0.9%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
First Quarter Consolidated Results
    Kellogg’s first quarter 2022 GAAP (or "reported") net sales increased by more than 2% year on year, as positive price/mix and growth momentum of snacks brands in all four Regions more than offset adverse currency translation and the impact of insufficient finished-goods inventory in North America cereal related to a fire and labor strike in the second half of 2021. On an organic basis, which excludes the impact of currency, the Company's net sales grew just over 4%.
Reported operating profit in the first quarter increased 10% year on year, as favorable mark-to-market impacts more than offset adverse currency translation and the residual impacts of the second-half 2021 fire and strike in North America cereal. On an adjusted basis, which excludes mark-to-market and one-time charges, operating profit declined by 4%, and by only 2% excluding currency translation.
Reported earnings per share increased by approximately 15% from the prior-year quarter primarily due to favorable mark-to-market gains, as well as by a lower effective tax rate and a reduction in shares outstanding due to share repurchases. On an adjusted basis, which excludes one-time charges, earnings per share decreased by 1%, and excluding currency translation, adjusted earnings per share improved year on year by 1%.
Year-to-date net cash provided by operating activities was $327 million, a substantial increase over the year-earlier period's $235 million on the strength of higher earnings and lower incentive compensation payments. After capital expenditures of $138 million, cash flow, defined as net cash provided by operating activities less capital expenditure, was $189 million through the first three months of the year, improving meaningfully from the prior-year period's $62 million.
First Quarter Business Performance
Please refer to the segment tables in the back of this document.
    Despite an unusually challenging business environment, in which economy-wide bottlenecks and shortages and high cost inflation were exacerbated by the war in Ukraine during the quarter, the Company sustained particularly strong momentum in snacks worldwide; largely offset high costs through productivity, revenue growth management, and disciplined investment; and made good progress toward recovering inventory and sales in North America cereal, which was beset by a fire and labor strike in its manufacturing network in the second half of last year.
Kellogg North America’s reported net sales in the first quarter declined by less than 1%, as growth momentum in snacks and positive price/mix from revenue growth management actions were offset by volume declines related to lapping strong 2-year comparisons and to supply disruptions, most notably low cereal inventory stemming from last year's fire and labor strike. On an organic basis, net sales decreased by less than 1%. Kellogg North America's reported operating profit declined 11%, due to the residual impacts of the second-half 2021 fire and strike in North America cereal. On an adjusted and currency-neutral adjusted basis, which exclude one-time charges, operating profit decreased by 10%.
Kellogg Europe's first quarter reported net sales increased 2%, as price/mix growth more than offset a modest volume decline related to lapping strong 2-year comparisons, and significantly adverse currency translation. On an organic-basis, net sales increased 8% led by snacks. Reported operating profit increased 22%, driven by strong net sales. Adjusted-basis operating profit increased by 22%, and by 28% excluding currency.
Kellogg Latin America's first quarter reported net sales increased 8%, as price/mix growth more than offset a decline in volume against a strong year-earlier gain, and additionally aided by favorable currency translation. On an organic basis, net sales increased 6%, reflecting growth across sub-regions led by snacks. Reported operating profit declined by 47% year on year, as it lapped last year's exceptional growth, experienced notably high cost inflation, and incurred market-to-market losses. Adjusted and currency neutral adjusted operating profit decreased by 29% and 26%, respectively.
Kellogg Asia Pacific, Middle East and Africa's ("AMEA's") first quarter reported net sales increased by 12%, as price/mix growth more than offset a decline in volume related to lapping strong 2-year comparisons. On an organic basis, net sales increased by 17%, reflecting growth across sub-regions and in snacks, cereal, and noodles and other. Kellogg AMEA's reported operating profit increased 5%, as higher net sales more than offset the impact of notably high cost inflation and adverse currency translation. On an adjusted basis, operating profit increased by 5%, and on a currency-neutral adjusted basis, operating profit increased by 10%.

Kellogg Affirms Full-Year Financial Guidance
Reflecting its first-quarter results, underlying trends, and changes in the operating environment, Kellogg Company has updated its full-year 2022 guidance as follows:
•Raises its guidance for organic-basis net sales growth to approximately 4%, from its prior guidance of approximately 3%. This reflects momentum in its business, particularly snacks globally and noodles in Africa, as well as by higher price/mix growth required to cover incremental cost inflation in the economy.

•Affirms its guidance for adjusted-basis operating profit growth of 1-2% on a currency-neutral basis, as the improved outlook for net sales offsets incremental pressures from accelerated cost inflation and business disruption, including impacts related to the Russia/Ukraine situation.

•Affirms its guidance for adjusted-basis earnings per share growth of 1-2% on a currency-neutral basis, reflecting the unchanged operating profit outlook as well as offsetting impacts of lower other income and a lower effective tax rate.

•Affirms its guidance for net cash provided by operating activities of approximately $1.7 - $1.8 billion, with capital expenditure of approximately $0.6 billion. As a result, cash flow is still expected to be in the $1.1 - $1.2 billion range.

Excluded from this guidance are any significant supply chain or other prolonged market disruptions related to the pandemic or the global economy.

Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, May 5, 2022 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
    At Kellogg Company (NYSE: K), our vision is a good and just world where people are not just fed but fulfilled. We are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2021 were nearly $14.2 billion, comprised principally of snacks and convenience foods like cereal, frozen foods, and noodles. As part of our Kellogg's® Better Days ESG strategy, we're addressing the interconnected issues of wellbeing, climate and food security, creating Better Days for 3 billion people by the end of 2030. Visit www.KelloggCompany.com.

Non-GAAP Financial Measures

    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, and foreign currency, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results.

These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted: gross profit, gross margin, operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted other income (expense): We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and certain equity investments, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's other income (expense), excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate, and other impacts to tax expense, including tax reform in the UK and certain foreign valuation allowances. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.

•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.
    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

    Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2022:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		$30-$40M	$0.09-$0.12
Income tax impact applicable to adjustments, net**			~$0.03
Currency-neutral adjusted guidance*		1-2%	1-2%
Organic guidance*	~4%
* 2022 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2022 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2022
Net cash provided by (used in) operating activities	$1.7-$1.8
Additions to properties	~($0.6)
Cash Flow	$1.1 - $1.2

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the residual impact of the 12-week labor strike at the Company's U.S. cereal plants and a fire at one of the plants, the impact of the war in Ukraine including the potential for broader economic disruption, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended
(Results are unaudited)	April 2, 2022	April 3, 2021
Net sales	$3,672	$3,584
Cost of goods sold	2,513	2,418
Selling, general and administrative expense	642	694
Operating profit	517	472
Interest expense	56	59
Other income (expense), net	74	69
Income before income taxes	535	482
Income taxes	112	109
Earnings (loss) from unconsolidated entities	1	(2)
Net income	424	371
Net income (loss) attributable to noncontrolling interests	2	3
Net income attributable to Kellogg Company	$422	$368
Per share amounts:
Basic earnings	$1.24	$1.07
Diluted earnings	$1.23	$1.07
Average shares outstanding:
Basic	340	342
Diluted	342	344
Actual shares outstanding at period end	338	340

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date period ended
(unaudited)	April 2, 2022	April 3, 2021
Operating activities
Net income	$424	$371
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	119	112
Postretirement benefit plan expense (benefit)	(73)	(68)
Deferred income taxes	42	17
Stock compensation	16	20
Other	28	13
Postretirement benefit plan contributions	(7)	(2)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(184)	(155)
Inventories	(160)	(50)
Accounts payable	207	118
All other current assets and liabilities	(85)	(141)
Net cash provided by (used in) operating activities	327	235
Investing activities
Additions to properties	(138)	(173)
Issuance of notes receivable	—	(20)
Repayments from notes receivable	—	28
Investments in unconsolidated entities	—	(10)
Purchases of available for sale securities	(2)	(2)
Sales of available for sale securities	1	5
Settlement of net investment hedges	37	(1)
Other	(10)	(16)
Net cash provided by (used in) investing activities	(112)	(189)
Financing activities
Net issuances (reductions) of notes payable	313	326
Reductions of long-term debt	(25)	(4)
Net issuances of common stock	40	18
Common stock repurchases	(300)	(240)
Cash dividends	(197)	(195)
Other	(2)	—
Net cash provided by (used in) financing activities	(171)	(95)
Effect of exchange rate changes on cash and cash equivalents	(17)	5
Increase (decrease) in cash and cash equivalents	27	(44)
Cash and cash equivalents at beginning of period	286	435
Cash and cash equivalents at end of period	$313	$391

Kellogg Defined Cash Flow:
Net cash provided by (used in) operating activities	$327	$235
Additions to properties	(138)	(173)
Cash flow (operating cash flow less property additions) (a)	$189	$62
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	April 2, 2022	January 1, 2022
	(unaudited)	*
Current assets
Cash and cash equivalents	$313	$286
Accounts receivable, net	1,687	1,489
Inventories	1,559	1,398
Other current assets	257	221
Total current assets	3,816	3,394
Property, net	3,773	3,827
Operating lease right-of-use assets	681	640
Goodwill	5,783	5,771
Other intangibles, net	2,409	2,409
Investments in unconsolidated entities	425	424
Other assets	1,725	1,713
Total assets	$18,612	$18,178
Current liabilities
Current maturities of long-term debt	$891	$712
Notes payable	450	137
Accounts payable	2,705	2,573
Current operating lease liabilities	124	116
Accrued advertising and promotion	716	714
Accrued salaries and wages	198	300
Other current liabilities	764	763
Total current liabilities	5,848	5,315
Long-term debt	5,953	6,262
Operating lease liabilities	536	502
Deferred income taxes	808	722
Pension liability	659	706
Other liabilities	513	456
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	993	1,023
Retained earnings	9,254	9,028
Treasury stock, at cost	(4,946)	(4,715)
Accumulated other comprehensive income (loss)	(1,611)	(1,721)
Total Kellogg Company equity	3,795	3,720
Noncontrolling interests	500	495
Total equity	4,295	4,215
Total liabilities and equity	$18,612	$18,178
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended April 2, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(47)	$(1)	$48	$21	$—	$68	$0.20
Business and portfolio realignment (pre-tax)	4	3	(7)	—	—	(7)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	16	(16)	(0.05)
Foreign currency impact	(42)	(10)	(9)	—	(1)	(8)	(0.02)
Adjustments to adjusted basis	$(86)	$(7)	$31	$21	$15	$37	$0.11

	Quarter ended April 3, 2021
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$24	$(5)	$(18)	$9	$—	$(9)	$(0.03)
Business and portfolio realignment (pre-tax)	1	6	(7)	—	—	(7)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	(4)	4	0.01
Adjustments to adjusted basis	$25	$1	$(26)	$9	$(4)	$(13)	$(0.04)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended April 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,109	$589	$256	$718	$(1)	$3,672
Foreign currency impact	—	(35)	6	(32)	—	(61)
Organic net sales	$2,109	$624	$250	$751	$(1)	$3,733

Quarter ended April 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,130	$578	$236	$640	$—	$3,584

% change - 2022 vs. 2021:
Reported growth	(0.9)%	1.9%	8.3%	12.2%	—%	2.4%
Foreign currency impact	—%	(6.0)%	2.4%	(5.0)%	—%	(1.8)%
Organic growth	(0.9)%	7.9%	5.9%	17.2%	—%	4.2%
Volume (tonnage)	(8.3)%	(1.8)%	(6.4)%	(3.1)%	—%	(5.7)%
Pricing/mix	7.4%	9.7%	12.3%	20.3%	—%	9.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended
	April 2, 2022	April 3, 2021
Reported gross profit	$1,159	$1,166
Mark-to-market	47	(24)
Business and portfolio realignment	(4)	(1)
Adjusted gross profit	$1,116	$1,191
Foreign currency impact	(19)	—
Currency-neutral adjusted gross profit	$1,134	$1,191
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended
	April 2, 2022	April 3, 2021
Reported gross margin	31.6%	32.5%
Mark-to-market	1.3%	(0.7)%
Business and portfolio realignment	(0.1)%	—%
Adjusted gross margin	30.4%	33.2%
Foreign currency impact	—%	—%
Currency-neutral adjusted gross margin	30.4%	33.2%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended April 2, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$339	$98	$14	$66	$—	$517
Mark-to-market	—	—	(8)	—	55	48
Business and portfolio realignment	(6)	—	—	—	(1)	(7)
Adjusted operating profit	$345	$98	$22	$66	$(54)	$476
Foreign currency impact	—	(5)	(1)	(3)	—	(9)
Currency-neutral adjusted operating profit	$345	$103	$23	$69	$(55)	$485

Quarter ended April 3, 2021
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$379	$80	$27	$63	$(77)	$472
Mark-to-market	—	—	—	—	(18)	(18)
Business and portfolio realignment	(3)	—	(4)	—	(1)	(7)
Adjusted operating profit	$381	$80	$31	$63	$(58)	$497

% change - 2022 vs. 2021:
Reported growth	(10.6)%	21.6%	(47.3)%	5.4%	100.1%	9.5%
Mark-to-market	—%	—%	(28.3)%	—%	94.1%	13.8%
Business and portfolio realignment	(1.1)%	(0.1)%	9.7%	0.3%	0.1%	—%
Adjusted growth	(9.5)%	21.7%	(28.7)%	5.1%	5.9%	(4.3)%
Foreign currency impact	—%	(6.7)%	(2.4)%	(5.1)%	0.3%	(1.9)%
Currency-neutral adjusted growth	(9.5)%	28.4%	(26.3)%	10.2%	5.6%	(2.4)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Other Income (Expense) to Adjusted Other Income (Expense)

	Quarter ended
	April 2, 2022	April 3, 2021
Reported other income (expense)	$74	$69
Mark-to-market (pre-tax)	21	9
Adjusted other income (expense)	$54	$61
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended
	April 2, 2022	April 3, 2021
Reported income taxes	$112	$109
Mark-to-market	20	(2)
Business and portfolio realignment	(4)	(1)
Adjusted income taxes	$97	$113
Reported effective tax rate	21.0%	22.7%
Mark-to-market	1.2%	(0.1)%
Business and portfolio realignment	(0.6)%	0.1%
Adjusted effective tax rate	20.4%	22.7%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended
	April 2, 2022	April 3, 2021
Reported EPS	$1.23	$1.07
Mark-to-market (pre-tax)	0.20	(0.03)
Business and portfolio realignment (pre-tax)	(0.02)	(0.02)
Income tax impact applicable to adjustments, net*	(0.05)	0.01
Adjusted EPS	$1.10	$1.11
Foreign currency impact	(0.02)	—
Currency-neutral adjusted EPS	$1.12	$1.11
Currency-neutral adjusted EPS growth	0.9%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - first quarter 2022 vs. 2021:
North America	Reported Net Sales	Foreign Currency	Organic Net Sales
Snacks	5.0%	—%	5.0%
Cereal	(10.3)%	—%	(10.3)%
Frozen	(2.2)%	—%	(2.2)%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	April 2, 2022	April 3, 2021
Notes payable	$450	$428
Current maturities of long-term debt	891	605
Long-term debt	5,953	6,655
Total debt liabilities	7,294	7,688
Less:
Cash and cash equivalents	(313)	(391)
Net debt	$6,981	$7,297

Significant items impacting comparability

Mark-to-market
We recognize mark-to-market adjustments for pension and postretirement benefit plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Mark-to-market gains/losses for certain equity investments are recorded based on observable price changes. Changes between contract and market prices for commodity contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market benefit of $68 million for the quarter ended April 2, 2022. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $21 million for the quarter ended April 2, 2022. Additionally, we recorded a pre-tax mark-to-market expense of $9 million for the quarter ended April 3, 2021. Included within the aforementioned was a pre-tax mark-to-market benefit for pension plans of $9 million for the quarter ended April 3, 2021.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $7 million for the quarter ended April 2, 2022. We also recorded pre-tax charges of $7 million for the quarter ended April 3, 2021.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.